EXHIBIT 10.3
To: Rick Ducommun
Re: Contract, Consultant- Director of Project Development

Two-Year Agreement Stock Compensation- 300,000 Shares Free Trading

Stock Disbursement Schedule:

      o     50,000 S-8 shares six months
      o 50,000 S-8 shares at 6 month intervals until 200,000 shares have been transferred
      o As soon as administratively possible, after the company signs a contract with Mr. Ducommun, 100,000 Rule 144 Restricted shares will be placed into a trust, which upon completion of two years of satisfactory performance, the stock trust will then be transferred to Mr. Ducommun free trading.
            1) Mr. Ducommun agrees to disburse the Rule 144 Restricted stock over a six-month period in cooperation with the company.
                  Example: Approximately 33,000 shares every 45 days.
      o If this contract is terminated by mutual agreement, the stock trust and S-8 shares will be pro-rated by 100% percentage calculation and transferred to Mr. Ducommun within 30 days of the termination.
      o The company will also pay Mr. Ducommun fair market value, in cash for all content in which he acts, writes, directs or performs other services for the company.

Job Description:
      o Consult or assist in the development of projects for the company. To help in evaluating all projects the company will be or contemplate being involved in.
      o In addition, Mr. Ducommun will be authorized to arrange loans for the company. The investment instrument to be use is the convertible debenture. The discount to be given will set by the Operations Department. Mr. Ducommun will be paid 10% of all debentures he arranges, immediately upon the completion of the debenture.

Key man Clause:
      o Stereo Vision Entertainment, Inc. agrees that during the term of the contract, Jack Honour shall have the responsibility of personally supervising communication, negotiations, or any other business between Mr. Ducommun and the company.
      o In the event Jack Honour shall cease to be active in the affairs of Stereo Vision Entertainment, Inc. by reason of death, disability, retirement or any other reason, Mr. Ducommun shall have the right to terminate this contract.
      o Such termination shall not effect any financial remuneration owing Mr. Ducommun at the time of such termination.

Indemnity:
      o Stereo Vision Entertainment, Inc. agrees to indemnify and hold harmless Mr. Ducommun his employees, heirs, partners, assignees including but not limited to his corporate entities, business associates advisors, agents, attorneys, and their respective heirs, employees et al from any liability, costs, or other responsibilities with regard to their actions for or on behalf of the company.
      o Stereo Vision Entertainment, Inc. agrees it will cover Mr. Ducommun the same protection afforded officers and directors of the company in the articles of incorporation of the company.
      o Should this agreement terminate prior to the release of Rule 144 stocks, the company and its appropriate employees, directors or officers will cooperate with Mr. Ducommun and /or his representatives in facilitating the release of the stock.

Arbitration of disputes:
      o Any and all disputes arising under or related to this contract shall first be submitted to mediation. If not resolved it shall then be submitted to and finally decided, by binding arbitration under California law and under the commercial arbitration rules of the American Arbitration Association in San Diego, California, and judgment on any award entered therein shall be entered into any court of competent jurisdiction over the party charged by such award.

Assignment or transfer of rights:
      o Either party may assign or transfer their rights under this agreement to a third party with the permission of the other. Such permission not be unreasonably withheld and such transfer not to impede, alter or infringe on the rights of either party to this agreement.

The parties agree to enter into a more detailed and formal agreement. However, until that time this agreement shall represent the entire understanding between the parties.

         /s/ Rick Ducommun                         Date  July 19, 1999
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         Rick Ducommun

         /s/ John Kookootsedes                     Date  July 19, 1999
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         John Kookootsedes, President
         Kestrel Equity Corp. / Stereo Vision Entertainment, Inc.